UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 2, 2010
Ormat Technologies, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32347 (Commission File Number)	No. 88-0326081 (I.R.S. Employer Identification No.)

6225 Neil Road, Reno, Nevada (Address of Principal Executive Offices)	89511-1136 (Zip Code)
(775) 356-9029
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Exhibit 99.1	Press Release of the Company dated August 2, 2010.

INFORMATION TO BE INCLUDED IN THE REPORT
Item 1.01. Entry into a Material Definitive Agreement.
On August 2, 2010, Ormat Technologies, Inc.’s (the “Company”) indirect wholly-owned subsidiary, ORNI 44 LLC (“ORNI 44”), entered into a Sale and Purchase Agreement (the “Agreement”), dated as of August 2, 2010, with CD Mammoth Lakes I, Inc. and CD Mammoth Lakes II, Inc. (collectively, the “Sellers”), pursuant to which ORNI 44 purchased from the Sellers, who are affiliates of Constellation Energy Group, Inc., all of the partnership interests in Mammoth Pacific L.P. (“MPLP”) held by the Sellers for a purchase price of $72.5 million (subject to certain post-closing adjustments). MPLP owns the geothermal power plants at the Mammoth complex, which is located in Mammoth Lakes, California.
The purchase from the Sellers of all of their partnership interests in MPLP, which represent a 50% economic and voting interest in MPLP, was concluded on August 2, 2010. As a result of the acquisition, the Company, through ORNI 44 and other indirect wholly-owned subsidiaries of the Company, holds all of the partnership interests of MPLP.
The Agreement contains certain customary and other limited representations, warranties and covenants by the parties and includes indemnities of the parties for breaches of representations and warranties. The indemnity obligations of ORNI 44 under the Agreement are guaranteed by Ormat Nevada Inc., a wholly-owned subsidiary of the Company, and the indemnity obligations of the Sellers are guaranteed by Constellation Energy Group, Inc.
The geothermal power plants at the Mammoth complex will continue to be operated and maintained by the Company.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit 99.1	Press Release of the Company dated August 2, 2010.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORMAT TECHNOLOGIES, INC.
By:	/s/ Yehudit Bronicki
	Name:	Yehudit Bronicki
	Title:	Chief Executive Officer

Date: August 6, 2010

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

99.1	Press Release of the Company dated August 2, 2010.

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